Exhibit 99.1

CA Technologies Reports Fourth Quarter and Full Fiscal Year 2017 Results

  Achieved FY2017 Guidance for Revenue, Operating Margin, and EPS; Exceeded for CFFO
  4Q and FY2017 Revenue of $1.012 Billion and $4.036 Billion, Respectively
  4Q and FY2017 GAAP EPS of $0.38 and $1.85, Respectively
  4Q and FY2017 Non-GAAP EPS of $0.54 and $2.48, Respectively
  4Q and FY2017 Cash Flow From Continuing Operations of $419 Million and $1,039 Million, Respectively

NEW YORK--(BUSINESS WIRE)--May 11, 2017--CA Technologies (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2017, which ended March 31, 2017.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

“CA delivered strong performance both for the full year and the fourth quarter of fiscal 2017. We ended the year with momentum, and our fourth quarter performance enabled us to deliver most metrics at or above the high-end of our full year guidance ranges.

"I am particularly pleased with the quality of both our products and our sales execution. The success of our recent acquisitions gives me confidence that the strategic acquisitions of Automic and Veracode will create meaningful value within our product organization, to the benefit of both our customers and shareholders.

"This is an exciting time at CA. We are very enthusiastic about our opportunities in fiscal year 2018 and beyond. In many ways, we are just getting started."

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Fourth Quarter FY17 vs. FY16				Full Year FY17 vs. FY16
	FY17	FY16	% Change	% Change CC*	FY17	FY16	% Change	% Change CC*
Revenue	$1,012	$1,009	0%	1%	$4,036	$4,025	0%	1%
GAAP Income from Continuing Operations	$157	$171	(8)%	(7)%	$775	$769	1%	(1)%
Non-GAAP Income from Continuing Operations*	$227	$252	(10)%	(11)%	$1,042	$1,050	(1)%	(2)%
GAAP Diluted EPS from Continuing Operations	$0.38	$0.41	(7)%	(7)%	$1.85	$1.78	4%	2%
Non-GAAP Diluted EPS from Continuing Operations*	$0.54	$0.60	(10)%	(12)%	$2.48	$2.43	2%	1%
Cash Flow from Continuing Operations	$419	$471	(11)%	(11)%	$1,039	$1,034	0%	3%
* Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

Fourth Quarter

(dollars in millions)	Fourth Quarter FY17 vs. FY16
	FY17	% of Total	FY16	% of Total	% Change	% Change CC*
North America Revenue	$683	67%	$681	67%	0%	0%
International Revenue	$329	33%	$328	33%	0%	2%
Total Revenue	$1,012		$1,009		0%	1%

North America Bookings	$1,049	74%	$636	66%	65%	65%
International Bookings	$374	26%	$324	34%	15%	18%
Total Bookings	$1,423		$960		48%	49%

Current Revenue Backlog	$3,240		$3,113		4%	6%
Total Revenue Backlog	$7,556		$6,829		11%	12%
*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased primarily as a result of an increase in software fees and other revenue, partially offset by decreases in subscription and maintenance revenue and professional services revenue. Our acquisition of Automic Holding GmbH (Automic) contributed approximately 2 points as reported and approximately 3 points in constant currency of revenue growth for the quarter.
  Total bookings grew primarily due to an increase in renewals and an increase in new product sales.
  The Company executed a total of 26 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $754 million. During the fourth quarter of fiscal 2016, the Company executed a total of 13 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $271 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.56 years, compared with 2.66 years for the same period in fiscal 2016.
Full Year

(dollars in millions)	Full Year FY17 vs. FY16
	FY17	% of Total	FY16	% of Total	% Change	% Change CC*
North America Revenue	$2,716	67%	$2,712	67%	0%	0%
International Revenue	$1,320	33%	$1,313	33%	1%	2%
Total Revenue	$4,036		$4,025		0%	1%

North America Bookings	$3,329	70%	$2,987	70%	11%	12%
International Bookings	$1,434	30%	$1,260	30%	14%	15%
Total Bookings	$4,763		$4,247		12%	13%
*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
  Total revenue increased primarily as a result of an increase in software fees and other revenue, partially offset by decreases in subscription and maintenance revenue and professional services revenue. Approximately 2 points of revenue growth for the year was attributable to our fiscal 2016 acquisitions of Rally Software Development Corp. (Rally) and Xceedium, Inc. (Xceedium) and our fiscal 2017 acquisition of Automic.
  Total bookings grew primarily due to an increase in renewals and an increase in new product sales.
  The Company executed a total of 72 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $2.450 billion. During fiscal 2016, the Company executed a total of 48 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1.965 billion.
  The weighted average duration of subscription and maintenance bookings for fiscal 2017 was 3.83 years, compared with 3.71 years for fiscal 2016.

EXPENSES, MARGIN AND EARNINGS PER SHARE

Fourth Quarter

(dollars in millions)	Fourth Quarter FY17 vs. FY16
	FY17	FY16	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$797	$730	9%	10%
Operating Income Before Interest and Income Taxes	$215	$279	(23)%	(22)%
Diluted EPS from Continuing Operations	$0.38	$0.41	(7)%	(7)%
Operating Margin	21%	28%
Effective Tax Rate	20.7%	35.2%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$693	$630	10%	12%
Operating Income Before Interest and Income Taxes	$319	$379	(16)%	(17)%
Diluted EPS from Continuing Operations	$0.54	$0.60	(10)%	(12)%
Operating Margin	32%	38%
Effective Tax Rate	24.8%	30.8%
*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release and noted in "Non-GAAP Financial Measures" below.
**CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses increased due to an increase in expenses from the acquisition of Automic.
  GAAP EPS was negatively impacted by $0.08 from a decrease in GAAP operating margin and by $0.02 from the Automic acquisition. These items were partially offset by a $0.07 impact from a decrease in GAAP effective tax rate.
  Non-GAAP EPS was negatively impacted by $0.09 from a decrease in non-GAAP operating margin and by $0.02 from the Automic acquisition. These items were partially offset by a $0.04 impact from a decrease in non-GAAP effective tax rate.

Full Year

(dollars in millions)	Full Year FY17 vs. FY16
	FY17	FY16	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$2,901	$2,890	0%	2%
Operating Income Before Interest and Income Taxes	$1,135	$1,135	0%	(2)%
Diluted EPS from Continuing Operations	$1.85	$1.78	4%	2%
Operating Margin	28%	28%
Effective Tax Rate	27.8%	29.1%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$2,531	$2,494	1%	3%
Operating Income Before Interest and Income Taxes	$1,505	$1,531	(2)%	(3)%
Diluted EPS from Continuing Operations	$2.48	$2.43	2%	1%
Operating Margin	37%	38%
Effective Tax Rate	27.8%	29.1%
*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release and noted in "Non-GAAP Financial Measures" below.
**CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses increased primarily as a result of fiscal 2017 having four quarters of expenses associated with our fiscal 2016 acquisitions of Rally and Xceedium, while fiscal 2016 only included three quarters of expense. In addition, fiscal 2017 included additional expenses from our fourth quarter acquisition of Automic. These increases were partially offset by a favorable foreign exchange effect.
  GAAP operating expenses were also affected by lower amortization expenses of internally developed software products and other intangible assets.
  GAAP EPS was positively impacted by $0.06 from an overall share count reduction and by $0.04 from favorable foreign exchange effect. These items were partially offset by a $0.03 impact from our acquisitions.
  Non-GAAP EPS was positively impacted by $0.07 from an overall share count reduction and by $0.04 from favorable foreign exchange effect. These items were partially offset by a $0.03 impact from our acquisitions.

SELECTED QUARTERLY HIGHLIGHTS

  CA Technologies was again named as a World’s Most Ethical Company by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.
  For the fifth year in a row, CA Technologies was a recipient of the NorthFace ScoreBoard AwardSM from Omega Management Group Corp. in recognition of achieving excellence in customer service and support for 2016.
  CA Technologies was positioned in the Leaders quadrant of the 2017 Gartner Magic Quadrant for Identity Governance and Administration. (1)
  CA Technologies was named an Overall Leader in Adaptive Authentication by KuppingerCole in its Leadership Compass report.(2)
  CA Technologies completed the acquisition of Automic Holding GmbH, a leader in business process and IT automation software.
  CA Technologies signed an agreement to acquire Veracode, Inc., a leading SaaS-based secure DevOps platform provider, and completed the acquisition on March 31, 2017.

SEGMENT INFORMATION

Fourth Quarter

(dollars in millions)	Fourth Quarter FY17 vs. FY16
	Revenue		% Change	% Change CC*	Operating Margin
	FY17	FY16			FY17	FY16
Mainframe Solutions	$535	$547	(2)%	(1)%	59%	61%
Enterprise Solutions	$400	$380	5%	6%	1%	10%
Services	$77	$82	(6)%	(5)%	-3%	7%
*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue declined primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Mainframe Solutions operating margin decreased primarily due to higher commission expense, as a result of an increase in Mainframe Solutions new product sales.
  Enterprise Solutions revenue increased primarily due to an increase in software fees and other revenue. Automic contributed approximately 6 points of Enterprise Solutions revenue growth for the quarter. Enterprise Solutions operating margin decreased primarily due to expenses from the Automic acquisition and higher commission expense, as a result of an increase in Enterprise Solutions new product sales.
  Services revenue decreased primarily due to a decline in professional services engagements from prior periods. This decline in professional services engagements was a result of several factors including our products being easier to install and manage, an increase in customers' use of partners for services engagements and the completion of non-strategic projects during previous periods. Operating margin for Services decreased primarily due to an overall decline in professional services revenue and an increase in personnel-related costs as a result of severance actions during fiscal 2017.
Full Year

(dollars in millions)	Full Year FY17 vs. FY16
	Revenue		% Change	% Change CC*	Operating Margin
	FY17	FY16			FY17	FY16
Mainframe Solutions	$2,182	$2,215	(1)%	(1)%	61%	61%
Enterprise Solutions	$1,553	$1,484	5%	5%	11%	10%
Services	$301	$326	(8)%	(7)%	0%	7%
*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue declined primarily due to insufficient revenue from new sales to offset the decline in revenue contribution from renewals.
  Enterprise Solutions revenue increased primarily due to an increase in software fees and other revenue. Approximately 3 points of Enterprise Solutions revenue growth for the year was attributable to our fiscal 2016 acquisitions of Rally and Xceedium and our fiscal 2017 acquisition of Automic. Enterprise Solutions operating margin increased primarily due to an increase in revenue and, to a lesser extent, a decrease in one-time acquisition-related transaction costs compared with the year-ago period.
  Services revenue decreased primarily due to a decline in professional services engagements from prior periods. This decline in professional services engagements was a result of several factors including our products being easier to install and manage, an increase in customers’ use of partners for services engagements and the completion of non-strategic projects during previous periods. Operating margin for Services decreased primarily due to an overall decline in professional services revenue and an increase in personnel-related costs as a result of severance actions during fiscal 2017.

CASH FLOW FROM OPERATIONS

  Cash flow from continuing operations for the fourth quarter was $419 million, compared with $471 million in the prior year. Cash flow from operations was unfavorably affected by a $49 million payment in connection with a litigation settlement.
  For the full year, cash flow from continuing operations was $1.039 billion, compared with $1.034 billion in the prior fiscal year. Cash flow from operations increased slightly due to a decrease in vendor disbursements and payroll and an increase in cash collections from billings from higher single installment collections. These favorable effects were offset by an increase in other disbursements, primarily due to the $49 million payment in connection with a litigation settlement and an increase in income tax payments.

CAPITAL STRUCTURE

  Cash and cash equivalents at March 31, 2017 were $2.771 billion.
  Approximately 60% of the Company's cash and cash equivalents were held by foreign subsidiaries outside the United States at March 31, 2017.
  In March 2017, the Company issued $500 million of 3.600% Senior Notes due August 2022 for proceeds of approximately $500 million and $350 million of 4.700% Senior Notes due March 2027 for proceeds of $350 million.
  With $2.791 billion in total debt outstanding and $137 million in notional pooling, the Company’s net debt position was $157 million.
  For fiscal 2017, the Company repurchased 3.1 million shares of stock for $100 million.
  As of March 31, 2017, the Company was authorized to purchase $650 million of its common stock under its current stock repurchase program.
  During the fourth quarter of fiscal 2017, the Company distributed $107 million in dividends to shareholders. For fiscal 2017, the Company distributed $428 million in dividends to shareholders.
  The Company’s outstanding share count at March 31, 2017 was 413 million.

OUTLOOK FOR FISCAL 2018

The following outlook for fiscal 2018 includes the acquisition of Veracode, assumes no further material acquisitions, includes incremental interest expense associated with the Company's March 2017 senior notes issuance, and contains "forward-looking statements" (as defined below).

The Company expects the following:*

  Total revenue to increase in a range of 2 percent to 3 percent as reported and 3 percent to 4 percent in constant currency. At March 31, 2017 exchange rates, this translates to reported revenue of $4.12 billion to $4.17 billion.
  Full-year GAAP operating margin between 26 percent and 27 percent and non-GAAP operating margin of 36 percent. The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent.
  GAAP diluted earnings per share from continuing operations to decrease in a range of 10 percent to 7 percent as reported and 8 percent to 6 percent in constant currency. At March 31, 2017 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.67 to $1.72. This is inclusive of the near-term impact of acquisitions on operating margins, and approximately $0.06 impact from the incremental interest expense associated with the Company's March 2017 senior notes issuance, partially offset by organic operating expense improvements.
  Non-GAAP diluted earnings per share from continuing operations to decrease in a range of 5 percent to 3 percent as reported and 4 percent to 2 percent in constant currency. At March 31, 2017 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.35 to $2.40. This is inclusive of the near-term impact of acquisitions on operating margins, and approximately $0.06 impact from the incremental interest expense associated with the Company's March 2017 senior notes issuance, partially offset by organic operating expense improvements.
  Approximately 412 million shares outstanding at fiscal 2018 year-end and weighted average diluted shares outstanding of approximately 415 million for the fiscal year.
  Cash flow from continuing operations to change in a range of minus 2 percent to plus 2 percent as reported and in constant currency. At March 31, 2017 exchange rates, this translates to reported cash flow from continuing operations of $1.05 billion to $1.10 billion. This is inclusive of approximately $33 million impact from the incremental interest expense associated with the Company's March 2017 senior notes issuance.

*In the outlook section, certain non-material differences between growth rates and translated dollar amounts may arise from impact of rounding.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited fourth quarter and full fiscal year results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1)	Gartner Magic Quadrant for Identity Governance and Administration, by Felix Gaehtgens, Perry Carpenter, Brian Iverson and Kevin Kampman, February 22, 2017.

The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this [Annual/Quarterly Report]) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2)	KuppingerCole, “Leadership Compass: Adaptive Authentication,” by John Tolbert, February 2017

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software, internally developed software and other intangible assets; share-based compensation expense; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. Non-GAAP adjusted cash flow from operations excludes payments associated with the Board-approved rebalancing initiative and restructuring and other payments. Non-GAAP free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2017, March 31, 2016, and March 31, 2015, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends by the Company is subject to the determination of the Company’s Board of Directors, in its sole discretion, after considering various factors, including the Company’s financial condition, historical and forecasted operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company’s practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company’s stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion.

Certain statements in this news release (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for the Company’s traditional products or the Company’s profitability to an extent greater than anticipated, enabling the Company’s sales force to accelerate growth of sales to new customers and expand sales with existing customers, including sales outside of the Company’s renewal cycle and to a broadening set of purchasers outside of traditional information technology operations (with such growth and expansion at levels sufficient to offset any decline in revenue and/or sales in the Company’s Mainframe Solutions segment and in certain mature product lines in the Company’s Enterprise Solutions segment), effectively managing the strategic shift in the Company’s business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company’s professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company’s financial performance to an extent greater than anticipated, and effectively managing the Company’s pricing and other go-to-market strategies, as well as improving the Company’s brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company’s products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company’s control and other business and legal risks associated with global operations; the failure to expand partner programs and sales of the Company’s solutions by the Company’s partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; the ability to successfully integrate acquired companies and products into the Company’s existing business; risks associated with sales to government customers; breaches of the Company’s data center, network and software products, and the IT environments of the Company’s business partners and customers; the ability to adequately manage, evolve and protect the Company’s information systems, infrastructure and processes; the failure to renew license transactions on a satisfactory basis; fluctuations in foreign exchange rates; changes in generally accepted accounting principles; discovery of errors or omissions in the Company’s software products or documentation and potential product liability claims; the failure to protect the Company’s intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement and/or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements, as well as the timing of orders from customers and channel partners; potential tax liabilities; changes in market conditions or the Company’s credit ratings; events or circumstances that would require the Company to record an impairment charge relating to the Company’s goodwill or capitalized software and other intangible assets balances; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company’s assumptions prove incorrect, actual results may vary materially from the forward-looking information described herein as believed, planned, anticipated, expected, estimated, targeted or similarly identified. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2017 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue:	2017	2016	2017	2016
Subscription and maintenance	$812	$821	$3,279	$3,317
Professional services	77	82	301	326
Software fees and other	123	106	456	382
Total revenue	$1,012	$1,009	$4,036	$4,025
Expenses:
Costs of licensing and maintenance	$71	$74	$273	$283
Cost of professional services	78	76	300	300
Amortization of capitalized software costs	61	64	243	256
Selling and marketing	281	255	1,028	1,006
General and administrative	118	88	375	367
Product development and enhancements	158	140	586	560
Depreciation and amortization of other intangible assets	21	23	77	106
Other expenses, net	9	10	19	12
Total expenses before interest and income taxes	$797	$730	$2,901	$2,890
Income from continuing operations before interest and income taxes	$215	$279	$1,135	$1,135
Interest expense, net	17	15	62	51
Income from continuing operations before income taxes	$198	$264	$1,073	$1,084
Income tax expense	41	93	298	315
Income from continuing operations	$157	$171	$775	$769
Income from discontinued operations, net of income taxes	$-	$3	$-	$14
Net income	$157	$174	$775	$783

Basic income per common share:
Income from continuing operations	$0.38	$0.41	$1.85	$1.79
Income from discontinued operations	-	0.01	-	0.03
Net income	$0.38	$0.42	$1.85	$1.82
Basic weighted average shares used in computation	413	413	414	426

Diluted income per common share:
Income from continuing operations	$0.38	$0.41	$1.85	$1.78
Income from discontinued operations	-	0.01	-	0.03
Net income	$0.38	$0.42	$1.85	$1.81
Diluted weighted average shares used in computation	415	414	415	427

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	March 31,
	2017	2016
	(unaudited)
Cash and cash equivalents	$2,771	$2,812
Trade accounts receivable, net	764	625
Other current assets	198	124
Total current assets	$3,733	$3,561

Property and equipment, net	$237	$242
Goodwill	6,857	6,086
Capitalized software and other intangible assets, net	1,307	795
Deferred income taxes	327	407
Other noncurrent assets, net	149	113
Total assets	$12,610	$11,204

Current portion of long-term debt	$18	$6
Deferred revenue (billed or collected)	2,222	2,197
Other current liabilities	766	691
Total current liabilities	$3,006	$2,894

Long-term debt, net of current portion	$2,773	$1,947
Deferred income taxes	119	3
Deferred revenue (billed or collected)	794	737
Other noncurrent liabilities	229	245
Total liabilities	$6,921	$5,826

Common stock	$59	$59
Additional paid-in capital	3,702	3,664
Retained earnings	6,923	6,575
Accumulated other comprehensive loss	(483)	(416)
Treasury stock	(4,512)	(4,504)
Total stockholders’ equity	$5,689	$5,378
Total liabilities and stockholders’ equity	$12,610	$11,204

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	March 31,
	2017	2016
Operating activities from continuing operations:
Net income	$157	$174
Income from discontinued operations	-	(3)
Income from continuing operations	$157	$171
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	82	87
Deferred income taxes	(1)	(62)
Provision for bad debts	1	-
Share-based compensation expense	28	27
Other non-cash items	1	(1)
Foreign currency transaction losses (gains)	1	(1)
Changes in other operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in trade accounts receivable	(142)	4
Increase in deferred revenue	356	248
Decrease in taxes payable, net	(85)	(25)
Decrease in accounts payable, accrued expenses and other	(38)	(12)
Increase in accrued salaries, wages and commissions	44	25
Changes in other operating assets and liabilities	15	10
Net cash provided by operating activities - continuing operations	$419	$471
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(1,240)	$-
Purchases of property and equipment	(17)	(14)
Other investing activities	(1)	3
Net cash used in investing activities - continuing operations	$(1,258)	$(11)
Financing activities from continuing operations:
Dividends paid	$(107)	$(104)
Purchases of common stock	-	(2)
Notional pooling (repayments) borrowings, net	(3)	15
Debt borrowings (repayments), net	849	(1)
Debt issuance costs	(5)	-
Exercise of common stock options	-	3
Other financing activities	-	(1)
Net cash provided by (used in) financing activities - continuing operations	$734	$(90)
Effect of exchange rate changes on cash	$48	$62
Net change in cash and cash equivalents - continuing operations	$(57)	$432
Cash used in operating activities - discontinued operations	$-	$(23)
Cash provided by investing activities - discontinued operations	-	50
Net effect of discontinued operations on cash and cash equivalents	$-	$27
(Decrease) increase in cash and cash equivalents	$(57)	$459
Cash and cash equivalents at beginning of period	$2,828	$2,353
Cash and cash equivalents at end of period	$2,771	$2,812

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended March 31, 2017				Fiscal Year Ended March 31, 2017
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$535	$400	$77	$1,012	$2,182	$1,553	$301	$4,036
Expenses (3)	217	397	79	693	851	1,378	302	2,531
Segment profit (loss)	$318	$3	$(2)	$319	$1,331	$175	$(1)	$1,505
Segment operating margin	59%	1%	-3%	32%	61%	11%	0%	37%

Segment profit				$319				$1,505
Less:
Purchased software amortization				44				164
Other intangibles amortization				6				19
Internally developed software products amortization				17				79
Share-based compensation expense				28				108
Other expenses, net (4)				9				-
Interest expense, net				17				62
Income from continuing operations before income taxes				$198				$1,073

	Three Months Ended March 31, 2016				Fiscal Year Ended March 31, 2016
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$547	$380	$82	$1,009	$2,215	$1,484	$326	$4,025
Expenses (3)	213	341	76	630	854	1,337	303	2,494
Segment profit	$334	$39	$6	$379	$1,361	$147	$23	$1,531
Segment operating margin	61%	10%	7%	38%	61%	10%	7%	38%

Segment profit				$379				$1,531
Less:
Purchased software amortization				40				146
Other intangibles amortization				8				44
Internally developed software products amortization				24				110
Share-based compensation expense				27				97
Other expenses (gains), net (4)				1				(1)
Interest expense, net				15				51
Income from continuing operations before income taxes				$264				$1,084

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments are comprised of its software business organized by the nature of the Company’s software offerings and the platforms on which the products operate. The Services segment is comprised of product implementation, consulting, customer education and customer training services, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue assigned to the Mainframe Solutions and Enterprise Solutions segments is based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the products); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses (gains), net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended March 31,				Fiscal Year Ended March 31,
	2017	2016	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2017	2016	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$1,423	$960	48%	49%	$4,763	$4,247	12%	13%

Revenue:
North America	$683	$681	0%	0%	$2,716	$2,712	0%	0%
International	329	328	0%	2%	1,320	1,313	1%	2%
Total revenue	$1,012	$1,009	0%	1%	$4,036	$4,025	0%	1%

Revenue:
Subscription and maintenance	$812	$821	(1)%	(1)%	$3,279	$3,317	(1)%	(1)%
Professional services	77	82	(6)%	(5)%	301	326	(8)%	(7)%
Software fees and other	123	106	16%	16%	456	382	19%	20%
Total revenue	$1,012	$1,009	0%	1%	$4,036	$4,025	0%	1%

Segment Revenue:
Mainframe solutions	$535	$547	(2)%	(1)%	$2,182	$2,215	(1)%	(1)%
Enterprise solutions	400	380	5%	6%	1,553	1,484	5%	5%
Services	77	82	(6)%	(5)%	301	326	(8)%	(7)%

Total expenses before interest and income taxes:
Total GAAP	$797	$730	9%	10%	$2,901	$2,890	0%	2%
Total non-GAAP (2)	693	630	10%	12%	2,531	2,494	1%	3%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2016, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2017	2016	2017	2016
GAAP net income	$157	$174	$775	$783
GAAP income from discontinued operations, net of income taxes	-	(3)	-	(14)
GAAP income from continuing operations	$157	$171	$775	$769
GAAP income tax expense	41	93	298	315
Interest expense, net	17	15	62	51
GAAP income from continuing operations before interest and income taxes	$215	$279	$1,135	$1,135
GAAP operating margin (% of revenue) (1)	21%	28%	28%	28%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$2	$7	$7
Cost of professional services (2)	-	1	3	4
Amortization of capitalized software costs (3)	61	64	243	256
Selling and marketing (2)	9	9	37	34
General and administrative (2)	11	10	38	35
Product development and enhancements (2)	6	5	23	17
Depreciation and amortization of other intangible assets (4)	6	8	19	44
Other gains, net (5)	9	1	-	(1)
Total Non-GAAP adjustment to operating expenses	$104	$100	$370	$396
Non-GAAP income from continuing operations before interest and income taxes	$319	$379	$1,505	$1,531
Non-GAAP operating margin (% of revenue) (6)	32%	38%	37%	38%

Interest expense, net	17	15	62	51
GAAP income tax expense	41	93	298	315
Non-GAAP adjustment to income tax expense (7)	34	19	103	115
Non-GAAP income tax expense	$75	$112	$401	$430
Non-GAAP income from continuing operations	$227	$252	$1,042	$1,050

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending March 31, 2017 and 2016, non-GAAP adjustment consists of $44 million and $40 million of purchased software amortization and $17 million and $24 million of internally developed software products amortization, respectively. For the twelve month periods ending March 31, 2017 and 2016, non-GAAP adjustment consists of $164 million and $146 million of purchased software amortization and $79 million and $110 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2017	2016	2017	2016

Total expenses before interest and income taxes	$797	$730	$2,901	$2,890

Non-GAAP operating adjustments:
Purchased software amortization	44	40	164	146
Other intangibles amortization	6	8	19	44
Internally developed software products amortization	17	24	79	110
Share-based compensation	28	27	108	97
Other expenses (gains), net (1)	9	1	-	(1)
Total non-GAAP operating adjustment	$104	$100	$370	$396

Total non-GAAP operating expenses	$693	$630	$2,531	$2,494

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted EPS from Continuing Operations	2017	2016	2017	2016

GAAP diluted EPS from continuing operations	$0.38	$0.41	$1.85	$1.78

Non-GAAP adjustments:
Purchased software amortization	0.10	0.10	0.39	0.34
Other intangibles amortization	0.01	0.02	0.04	0.10
Internally developed software products amortization	0.04	0.05	0.19	0.26
Share-based compensation	0.07	0.06	0.26	0.22
Other expenses, net (1)	0.02	-	-	-
Tax effect of non-GAAP adjustments	(0.05)	(0.08)	(0.25)	(0.27)
Non-GAAP effective tax rate adjustments (2)	(0.03)	0.04	-	-
Total non-GAAP adjustment	$0.16	$0.19	$0.63	$0.65

Non-GAAP diluted EPS from continuing operations	$0.54	$0.60	$2.48	$2.43

(1)	Other expenses (gains), net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2017		March 31, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$215	$319	$1,135	$1,505
Interest expense, net	17	17	62	62
Income from continuing operations before income taxes	$198	$302	$1,073	$1,443

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$69	$106	$376	$505
Adjustments for discrete and permanent items (2)	(28)	(31)	(78)	(104)
Total tax expense	$41	$75	$298	$401

Effective tax rate (3)	20.7%	24.8%	27.8%	27.8%

	Three Months Ended		Fiscal Year Ended
	March 31, 2016		March 31, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$279	$379	$1,135	$1,531
Interest expense, net	15	15	51	51
Income from continuing operations before income taxes	$264	$364	$1,084	$1,480

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$92	$127	$379	$518
Adjustments for discrete and permanent items (2)	1	(15)	(64)	(88)
Total tax expense	$93	$112	$315	$430

Effective tax rate (3)	35.2%	30.8%	29.1%	29.1%
(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2018

Projected GAAP diluted EPS from continuing operations range	$1.67	to	$1.72

Non-GAAP adjustments:
Purchased software amortization	0.52		0.52
Other intangibles amortization	0.10		0.10
Internally developed software products amortization	0.08		0.08
Share-based compensation	0.25		0.25
Tax effect of non-GAAP adjustments	(0.27)		(0.27)
Total non-GAAP adjustment	$0.68		$0.68

Projected non-GAAP diluted EPS from continuing operations range	$2.35	to	$2.40

	Fiscal Year Ending
Projected Operating Margin	March 31, 2018

Projected GAAP operating margin	26%	to	27%

Non-GAAP operating adjustments:
Purchased software amortization	5%		4%
Other intangibles amortization	1%		1%
Internally developed software products amortization	1%		1%
Share-based compensation	3%		3%
Total non-GAAP operating adjustment	10%		9%

Projected non-GAAP operating margin	36%		36%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:
CA Technologies
Darlan Monterisi, 646-826-6071
Corporate Communications
darlan.monterisi@ca.com
or
Jennifer DiClerico, 212-415-6997
Corporate Communications
jennifer.diclerico@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com
or
Stefan Putyera, 631-342-4710
Investor Relations
stefan.putyera@ca.com